CALCULATION OF REGISTRATION FEE

	Maximum Aggregate	Amount of Registration
Title of Each Class of Securities Offered	Offering Price	Fee
Dual Directional Trigger Jump Securities due 2020	$1,888,000	$218.82

June 2017

Pricing Supplement No. 1,598

Registration Statement Nos. 333-200365; 333-200365-12

Dated June 1, 2017

Filed pursuant to Rule 424(b)(2)

Morgan Stanley Finance LLC

Structured Investments

Opportunities in U.S. Equities

Dual Directional Trigger Jump Securities Based on the Performance of the iShares® U.S. Real Estate ETF due June 8, 2020

Fully and Unconditionally Guaranteed by Morgan Stanley

Principal at Risk Securities

The Dual Directional Trigger Jump Securities (the “securities”) are unsecured obligations of Morgan Stanley Finance LLC (“MSFL”) and are fully and unconditionally guaranteed by Morgan Stanley. The securities will pay no interest, do not guarantee any return of principal at maturity and have the terms described in the accompanying product supplement for Jump Securities and prospectus, as supplemented or modified by this document. At maturity, if the shares of the iShares® U.S. Real Estate ETF, which we refer to as the underlying shares, have appreciated or not depreciated in value, you will receive for each security that you hold at maturity the stated principal amount of $1,000 plus the fixed upside payment of $300 per security. If the underlying shares have depreciated in value but by no more than 22.64%, you will receive the stated principal amount of your investment plus a positive return equal to 50% of the absolute value of the percentage decline, which will effectively be limited to a positive return of 11.32%. However, if the underlying shares have depreciated by more than 22.64%, you will be negatively exposed to the full amount of the percentage decline in the underlying shares and will lose 1% of the stated principal amount for every 1% of decline, without any buffer. The securities are for investors who seek a return based on the underlying shares and who are willing to risk their principal and forgo current income and returns above the upside payment in exchange for the upside payment and absolute return features that in each case apply to a limited range of performance of the underlying shares. Investors may lose their entire initial investment in the securities. The securities are notes issued as part of MSFL’s Series A Global Medium-Term Notes program.

The securities differ from the Jump Securities described in the accompanying product supplement for Jump Securities in that the securities offer the potential for a positive return at maturity if the underlying shares depreciate by up to 22.64%. The securities are not the Buffered Jump Securities described in the accompanying product supplement for Jump Securities. Unlike the Buffered Jump Securities, the securities do not provide any protection if the underlying shares depreciate by more than 22.64%.

All payments are subject to our credit risk. If we default on our obligations, you could lose some or all of your investment. These securities are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.

FINAL TERMS
Issuer:	Morgan Stanley Finance LLC
Guarantor:	Morgan Stanley
Maturity date:	June 8, 2020
Valuation date:	June 3, 2020, subject to postponement for non-trading days and certain market disruption events
Underlying shares:	Shares of the iShares® U.S. Real Estate ETF (the “Fund”).
Aggregate principal amount:	$1,888,000
Payment at maturity:

•   If the final share price is greater than or equal to the initial share price:

$1,000 + the upside payment

•   If the final share price is less than the initial share price but is greater than or equal to the trigger level:

$1,000 + ($1,000 x absolute share return x 0.5)

In this scenario, you will receive a 0.50% positive return on the securities for each 1% negative return on the underlying shares. In no event will this amount exceed the stated principal amount plus $113.20.

•   If the final share price is less than the trigger level:

$1,000 × share performance factor

Under these circumstances, the payment at maturity will be less than the stated principal amount of $1,000, and will represent a loss of more than 22.64%, and possibly all, of your investment.

Upside payment:	$300 per security (30% of the stated principal amount)
Share percent change:	(final share price – initial share price) / initial share price
Absolute share return:	The absolute value of the share percent change. You will receive a positive return on the securities based on the absolute value of the percentage decline in the underlying shares if the final share price is less than the initial share price but is greater than or equal to the trigger level. However, such a positive return will equal only 50% of the absolute value of the percentage decline in the underlying shares. Therefore, while a -5% share percent change will result in a +5% absolute share return, it will result in only a +2.5% positive return on the securities.
Share performance factor:	final share price / initial share price
Initial share price:	$79.16, which is the closing price of one underlying share on the pricing date
Final share price:	The closing price of one underlying share on the valuation date times the adjustment factor on such date
Adjustment factor:	1.0, subject to adjustment in the event of certain events affecting the underlying shares
Trigger level:	$61.238, which is approximately 77.36% of the initial share price
Stated principal amount / Issue price:	$1,000 per security
Pricing date:	June 1, 2017
Original issue date:	June 6, 2017 (2 business days after the pricing date)
CUSIP / ISIN:	61768CKU0 / US61768CKU08
Listing:	The securities will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. LLC (“MS & Co.”), an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of interest.”
Estimated value on the pricing date:	$966.10 per security. See “Investment Summary” on page 3.
Commissions and issue price:	Price to public	Agent’s commissions and fees(1)	Proceeds to us(2)
Per security	$1,000	$2.50	$997.50
Total	$1,888,000	$4,720	$1,883,280
(1)	Selected dealers and their financial advisors will collectively receive from the agent, MS & Co., a fixed sales commission of $2.50 for each security they sell. See “Supplemental information regarding plan of distribution; conflicts of interest.” For additional information, see “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement for Jump Securities.

(2)	See “Use of proceeds and hedging” on page 15.

The securities involve risks not associated with an investment in ordinary debt securities. See “Risk Factors” beginning on page 7.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this document or the accompanying product supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The securities are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

You should read this document together with the related product supplement and prospectus, each of which can be accessed via the hyperlinks below. Please also see “Additional Information About the Securities” at the end of this document.

References to “we,” “us,” and “our” refer to Morgan Stanley or MSFL, or Morgan Stanley and MSFL collectively, as the context requires.

Product Supplement for Jump Securities dated February 29, 2016	Prospectus dated February 16, 2016

Morgan Stanley Finance LLC

Dual Directional Trigger Jump Securities Based on the Performance of the iShares® U.S. Real Estate ETF due June 8, 2020

Principal at Risk Securities

Investment Summary

Dual Directional Trigger Jump Securities

Principal at Risk Securities

The Dual Directional Trigger Jump Securities Based on the Performance of the iShares® U.S. Real Estate ETF due June 8, 2020 (the “securities”) can be used:

▪	As an alternative to direct exposure to the underlying shares that provides a fixed positive return of 30% if the underlying shares have appreciated or not depreciated as of the valuation date.

▪	To obtain a positive return equal to 50% of the absolute share return for a limited range of negative performance of the underlying shares.

▪	To potentially outperform the underlying shares in a moderately bullish or moderately bearish scenario.

If the final share price is less than the trigger level, the securities are exposed on a 1:1 basis to the percentage decline of the final share price from the initial share price. Accordingly, investors may lose their entire initial investment in the securities.

Maturity:	Approximately 3 years
Upside payment:	$300 per security (30% of the stated principal amount)
Minimum payment at maturity:	None. Investors may lose their entire initial investment in the securities.
Trigger level:	77.36% of the initial share price
Coupon:	None
Listing:	The securities will not be listed on any securities exchange

All payments on the securities are subject to our credit risk.

The original issue price of each security is $1,000. This price includes costs associated with issuing, selling, structuring and hedging the securities, which are borne by you, and, consequently, the estimated value of the securities on the pricing date is less than $1,000. We estimate that the value of each security on the pricing date is $966.10.

What goes into the estimated value on the pricing date?

In valuing the securities on the pricing date, we take into account that the securities comprise both a debt component and a performance-based component linked to the underlying shares. The estimated value of the securities is determined using our own pricing and valuation models, market inputs and assumptions relating to the underlying shares, instruments based on the underlying shares, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.

What determines the economic terms of the securities?

In determining the economic terms of the securities, including the upside payment and the trigger level, we use an internal funding rate which is likely to be lower than our secondary market credit spreads and therefore advantageous to us. If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more terms of the securities would be more favorable to you.

What is the relationship between the estimated value on the pricing date and the secondary market price of the securities?

The price at which MS & Co. purchases the securities in the secondary market, absent changes in market conditions, including those related to the underlying shares, may vary from, and be lower than, the estimated value on the pricing date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type and other factors. However, because the costs associated with issuing, selling, structuring and hedging the securities are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the securities in the secondary market, absent changes in market conditions, including those related to the underlying shares, and to our secondary market credit spreads, it would do so based on values higher than the estimated value. We expect that those higher values will also be reflected in your brokerage account statements.

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Morgan Stanley Finance LLC

Dual Directional Trigger Jump Securities Based on the Performance of the iShares® U.S. Real Estate ETF due June 8, 2020

Principal at Risk Securities

MS & Co. may, but is not obligated to, make a market in the securities and, if it once chooses to make a market, may cease doing so at any time.

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Morgan Stanley Finance LLC

Dual Directional Trigger Jump Securities Based on the Performance of the iShares® U.S. Real Estate ETF due June 8, 2020

Principal at Risk Securities

Key Investment Rationale

The securities offer the potential for a positive return at maturity based on 50% of the absolute value of a limited range of the percentage change of the underlying shares. At maturity, if the underlying shares have appreciated or not depreciated in value, investors will receive a fixed positive return of 30%. If the underlying shares have depreciated in value but by no more than 22.64%, investors will receive the stated principal amount of their investment plus a positive return equal to 50% of the absolute value of the percentage decline, which will effectively be limited to a positive return of 11.32%. However, if the underlying shares have depreciated by more than 22.64%, investors will be negatively exposed to the full amount of the percentage decline in the underlying shares and will lose 1% of the stated principal amount for every 1% of decline, without any buffer. Investors may lose their entire initial investment in the securities. All payments on the securities are subject to our credit risk.

Absolute Return Feature	The securities enable investors to obtain a positive return if the final share price is less than or equal to the initial share price but is greater than or equal to the trigger level.
Upside Scenario if the Underlying Shares Appreciate or Do Not Depreciate	The final share price is greater than or equal to the initial share price. In this case, you receive for each security that you hold $1,000 plus the fixed upside payment of $300 per security (30% of the stated principal amount).
Absolute Return Scenario	The final share price is less than the initial share price but is greater than or equal to the trigger level, which is 77.36% of the initial share price. In this case, you receive a 0.50% positive return on the securities for each 1% negative return on the underlying shares. For example, if the final share price is 10% less than the initial share price, the securities will provide a positive return of 5% at maturity. The maximum return you may receive in this scenario is a positive 11.32% return at maturity.
Downside Scenario	The final share price is less than the trigger level. In this case, the securities redeem for at least 22.64% less than the stated principal amount, and this decrease will be by an amount proportionate to the decline in the closing price of the underlying shares over the term of the securities. Under these circumstances, the payment at maturity will be less than $773.60 per security and could be zero. For example, if the final share price is 35% less than the initial share price, the securities will be redeemed at maturity for a loss of 35% of principal at $650 per security, or 65% of the stated principal amount. There is no minimum payment at maturity on the securities, and investors may lose their entire initial investment.

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Morgan Stanley Finance LLC

Dual Directional Trigger Jump Securities Based on the Performance of the iShares® U.S. Real Estate ETF due June 8, 2020

Principal at Risk Securities

How the Securities Work

Payoff Diagram

The payoff diagram below illustrates the payment at maturity on the securities based on the following terms:

Stated principal amount:	$1,000 per security
Upside payment:	$300 per security (30% of the stated principal amount)
Trigger level:	77.36% of the initial share price
Minimum payment at maturity:	None. You could lose your entire initial investment in the securities.

Dual Directional Trigger Jump Securities Payoff Diagram

The Securities
The Underlying Shares
Payment at Maturity on the Securities
$2,000
$1,800
$1,600
$1,400
$1,300
$1,200
$1,000
$800
$600
$400
$200
$0
$1,000 Stated Principal Amount + $300 Upside Payment
50% of Absolute Share Return
Full Downside Exposure Below Trigger Level
-100%
-80%
-60%
-40%
-20%
-22.64%
0%
20%
40%
60%
80%
100%
Percentage Change in the Closing Price of the Underlying Shares

See the next page for a description of how the securities work.

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Morgan Stanley Finance LLC

Dual Directional Trigger Jump Securities Based on the Performance of the iShares® U.S. Real Estate ETF due June 8, 2020

Principal at Risk Securities

How it works

▪	Upside Scenario if the Underlying Shares Appreciate or Do Not Depreciate. Under the terms of the securities, if the final share price is greater than or equal to the initial share price, the investor would receive the $1,000 stated principal amount plus the fixed upside payment of $300 per security.

▪	If the underlying shares appreciate 5%, the investor would receive a 30% return, or $1,300 per security.

▪	If the underlying shares appreciate 75%, the investor would receive only a 30% return, or $1,300 per security.

▪	Absolute Return Scenario. If the final share price is less than the initial share price and is greater than or equal to the trigger level of 77.36% of the initial share price, the investor would receive a 0.50% positive return on the securities for each 1% negative return on the underlying shares.

▪	If the underlying shares depreciate 10%, the investor would receive a 5% return, or $1,050 per security.

▪	The maximum return you may receive in this scenario is a positive 11.32% return at maturity.

▪	Downside Scenario. If the final share price is less than the trigger level, the investor would receive an amount significantly less than the $1,000 stated principal amount, based on a 1% loss of principal for each 1% decline in the underlying shares. Under these circumstances, the payment at maturity will be less than $773.60 per security and could be zero. There is no minimum payment at maturity on the securities.

▪	If the underlying shares depreciate 30%, the investor would lose 30% of the investor’s principal and receive only $700 per security at maturity, or 70% of the stated principal amount.

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Morgan Stanley Finance LLC

Dual Directional Trigger Jump Securities Based on the Performance of the iShares® U.S. Real Estate ETF due June 8, 2020

Principal at Risk Securities

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the securities. For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying product supplement for Jump Securities and prospectus. We also urge you to consult your investment, legal, tax, accounting and other advisers in connection with your investment in the securities.

▪	The securities do not pay interest or guarantee return of any principal. The terms of the securities differ from those of ordinary debt securities in that the securities do not pay interest or guarantee the payment of any principal amount at maturity. If the final share price is less than the trigger level (which is 77.36% of the initial share price), the absolute return feature will no longer be available and the payout at maturity will be an amount in cash that is at least 22.64% less than the $1,000 stated principal amount of each security, and this decrease will be by an amount proportionate to the full amount of the decline in the closing price of the underlying shares over the term of the securities, without any buffer. There is no minimum payment at maturity on the securities, and, accordingly, you could lose your entire initial investment in the securities.

▪	The appreciation potential is fixed and limited. Where the final share price is greater than or equal to the initial share price, the appreciation potential of the securities is limited to the fixed upside payment of $300 per security (30% of the stated principal amount), even if the final share price is significantly greater than the initial share price. See “How the Securities Work” on page 5 above.

▪	Investing in the securities exposes investors to risks that are specific to the real estate industry. The securities are subject to certain risks applicable to the real estate industry. The Fund invests in companies that invest in real estate, primarily real estate investment trusts (“REITS”) or real estate holding companies, which exposes the securities to the risks of owning real estate directly as well as to risks that relate specifically to the way in which real estate companies are organized and operated. Real estate is highly sensitive to general and local economic conditions and developments, and is characterized by intense competition and periodic overbuilding. The United States real estate market has recently suffered a period of extraordinary declines, and we can give you no assurance that such declines will not continue or worsen. Specific risks especially relevant to an investment in the real estate industry include interest rate risk, leverage risk, property risk, management risk, liquidity risk, concentration risk, U.S. tax risk and regulatory risk. Any of these risks could adversely impact the value of the securities.

▪	The performance and market price of the fund, particularly during periods of market volatility, may not correlate with the performance of the share underlying index, the performance of the component securities of the share underlying index or the net asset value per share of the Fund. The Fund does not fully replicate the share underlying index and may hold securities that are different than those included in the share underlying index. In addition, the performance of the Fund will reflect additional transaction costs and fees that are not included in the calculation of the share underlying index. All of these factors may lead to a lack of correlation between the performance of the Fund and the share underlying index. In addition, corporate actions (such as mergers and spin-offs) with respect to the equity securities underlying the Fund may impact the variance between the performances of the Fund and the share underlying index. Finally, because the shares of the Fund are traded on an exchange and are subject to market supply and investor demand, the market price of one share of the Fund may differ from the net asset value per share of the Fund.

In particular, during periods of market volatility, or unusual trading activity, trading in the securities underlying the Fund may be disrupted or limited, or such securities may be unavailable in the secondary market.  Under these circumstances, the liquidity of the Fund may be adversely affected, market participants may be unable to calculate accurately the net asset value per share of the Fund, and their ability to create and redeem shares of the Fund may be disrupted. Under these circumstances, the market price of shares of the Fund may vary substantially from the net asset value per share of the Fund or the level of the share underlying index.

For all of the foregoing reasons, the performance of the Fund may not correlate with the performance of the share underlying index, the performance of the component securities of the share underlying index or the net asset value per share of the Fund.  Any of these events could materially and adversely affect the price of the shares of the Fund and, therefore, the value of the securities.  Additionally, if market volatility or these events were to occur on the valuation date, the calculation agent would maintain discretion to determine whether such market volatility or events have caused a market disruption event to occur, and such determination would affect the payment at maturity of the securities.  If the calculation agent determines that no market disruption event has taken place, the payment at maturity would be based solely on the published closing price per share of the Fund on the valuation date, even if the Fund’s shares are underperforming the share underlying index or the component securities of the share underlying index and/or trading below the net asset value per share of the Fund.

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Dual Directional Trigger Jump Securities Based on the Performance of the iShares® U.S. Real Estate ETF due June 8, 2020

Principal at Risk Securities

▪	The market price of the securities will be influenced by many unpredictable factors. Several factors will influence the value of the securities in the secondary market and the price at which MS & Co. may be willing to purchase or sell the securities in the secondary market, including the trading price (including whether the trading price is at or below the trigger level), volatility (frequency and magnitude of changes in value) and dividends of the underlying shares and of the stocks composing the share underlying index (the index which the underlying shares seek to track), interest and yield rates in the market, time remaining until the securities mature, geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the underlying shares or equities markets generally and which may affect the final share price of the underlying shares, the occurrence of certain events affecting the underlying shares that may or may not require an adjustment to the adjustment factor, and any actual or anticipated changes in our credit ratings or credit spreads. The price of the underlying shares may be, and has recently been, volatile, and we can give you no assurance that the volatility will lessen. See “iShares® U.S. Real Estate ETF Overview” below. You may receive less, and possibly significantly less, than the stated principal amount per securities if you try to sell your securities prior to maturity.

▪	The securities are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the securities. You are dependent on our ability to pay all amounts due on the securities at maturity and therefore you are subject to our credit risk. If we default on our obligations under the securities, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the securities prior to maturity will be affected by changes in the market’s view of our creditworthiness. Any actual or anticipated decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the market value of the securities.

▪	As a finance subsidiary, MSFL has no independent operations and will have no independent assets. As a finance subsidiary, MSFL has no independent operations beyond the issuance and administration of its securities and will have no independent assets available for distributions to holders of MSFL securities if they make claims in respect of such securities in a bankruptcy, resolution or similar proceeding. Accordingly, any recoveries by such holders will be limited to those available under the related guarantee by Morgan Stanley and that guarantee will rank pari passu with all other unsecured, unsubordinated obligations of Morgan Stanley. Holders will have recourse only to a single claim against Morgan Stanley and its assets under the guarantee. Holders of securities issued by MSFL should accordingly assume that in any such proceedings they would not have any priority over and should be treated pari passu with the claims of other unsecured, unsubordinated creditors of Morgan Stanley, including holders of Morgan Stanley-issued securities.

▪	Investing in the securities is not equivalent to investing in the underlying shares or the stocks composing the share underlying index. Investing in the securities is not equivalent to investing in the underlying shares, the share underlying index or the stocks that constitute the share underlying index. Investors in the securities will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the underlying shares or the stocks that constitute the share underlying index.

▪	Adjustments to the underlying shares or to the share underlying index could adversely affect the value of the securities. The investment adviser to the iShares® U.S. Real Estate ETF, BlackRock Fund Advisors (the “Investment Adviser”), seeks investment results that correspond generally to the total return performance, before fees and expenses, of the share underlying index. Pursuant to its investment strategy or otherwise, the Investment Adviser may add, delete or substitute the stocks composing the iShares® U.S. Real Estate ETF. Any of these actions could adversely affect the price of the underlying shares and, consequently, the value of the securities. Standard & Poor’s Financial Services LLC (“S&P”) is responsible for calculating and maintaining the share underlying index. S&P may add, delete or substitute the stocks constituting the share underlying index or make other methodological changes that could change the value of the share underlying index. S&P may discontinue or suspend calculation or publication of the share underlying index at any time. Any of these actions could adversely affect the value of the share underlying index, and, consequently, the price of the underlying shares and the value of the securities.

▪	The amount payable on the securities is not linked to the price of the underlying shares at any time other than the valuation date. The final share price will be based on the closing price of the underlying shares on the valuation date, subject to postponement for non-trading days and certain market disruption events. Even if the price of the underlying shares appreciates prior to the valuation date but then drops by the valuation date, the payment at maturity may be less, and may be significantly less, than it would have been had the payment at maturity been linked to the price of the underlying shares prior to such drop. Although the actual price of the underlying shares on the stated maturity date or at other times during the term of the securities may be higher than the final share price, the payment at maturity will be based solely on the closing price of one underlying share on the valuation date.

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Principal at Risk Securities

▪	The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the securities in the original issue price reduce the economic terms of the securities, cause the estimated value of the securities to be less than the original issue price and will adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., may be willing to purchase the securities in secondary market transactions will likely be significantly lower than the original issue price, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the original issue price and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the securities in the original issue price and the lower rate we are willing to pay as issuer make the economic terms of the securities less favorable to you than they otherwise would be.

However, because the costs associated with issuing, selling, structuring and hedging the securities are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the securities in the secondary market, absent changes in market conditions, including those related to the underlying shares, and to our secondary market credit spreads, it would do so based on values higher than the estimated value, and we expect that those higher values will also be reflected in your brokerage account statements.

▪	The estimated value of the securities is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price. These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect. As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the securities than those generated by others, including other dealers in the market, if they attempted to value the securities. In addition, the estimated value on the pricing date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your securities in the secondary market (if any exists) at any time. The value of your securities at any time after the date of this document will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions. See also “The market price of the securities will be influenced by many unpredictable factors” above.

▪	The antidilution adjustments the calculation agent is required to make do not cover every event that could affect the underlying shares. MS & Co., as calculation agent, will adjust the amount payable at maturity for certain events affecting the underlying shares. However, the calculation agent will not make an adjustment for every event that could affect the underlying shares. If an event occurs that does not require the calculation agent to adjust the adjustment factor, the market price of the securities may be materially and adversely affected.

▪	The securities will not be listed on any securities exchange and secondary trading may be limited. The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. MS & Co. may, but is not obligated to, make a market in the securities and, if it once chooses to make a market, may cease doing so at any time. When it does make a market, it will generally do so for transactions of routine secondary market size at prices based on its estimate of the current value of the securities, taking into account its bid/offer spread, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that it will be able to resell the securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. Since other broker-dealers may not participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which MS & Co. is willing to transact. If, at any time, MS & Co. were to cease making a market in the securities, it is likely that there would be no secondary market for the securities. Accordingly, you should be willing to hold your securities to maturity.

▪	The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the securities. As calculation agent, MS & Co. has determined the initial share price, will determine the final share price, including whether the closing price of the underlying shares has decreased to below the trigger level, and will calculate the amount of cash you receive at maturity, if any. Moreover, certain determinations made by MS & Co., in its capacity as calculation agent, may require it to exercise discretion and make subjective judgments, such as with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of the final share price in the event of a discontinuance of the underlying shares or a market disruption event. These potentially subjective determinations may adversely affect the payout to you at maturity, if any. For further information regarding these types of determinations, see “Description of Securities—Postponement of Valuation Date(s),” “—Discontinuance of Any ETF Shares and/or Share Underlying

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Principal at Risk Securities

Index; Alteration of Method of Calculation,” “—Alternate Exchange Calculation in Case of an Event of Default” and “—Calculation Agent and Calculations” in the accompanying product supplement. In addition, MS & Co. has determined the estimated value of the securities on the pricing date.

▪	Hedging and trading activity by our affiliates could potentially adversely affect the value of the securities. One or more of our affiliates and/or third-party dealers have carried out, and will continue to carry out, hedging activities related to the securities (and to other instruments linked to the underlying shares or the share underlying index), including trading in the underlying shares and in other instruments related to the underlying shares or the share underlying index. As a result, these entities may be unwinding or adjusting hedge positions during the term of the securities, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the valuation date approaches. Some of our affiliates also trade the stocks that constitute the share underlying index and other financial instruments related to the underlying shares on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the pricing date could have increased the initial share price and, therefore, could have increased the trigger level, which is the level at or above which the underlying shares must close on the valuation date so that investors do not suffer a significant loss on their initial investment in the securities. Additionally, such hedging or trading activities during the term of the securities, including on the valuation date, could adversely affect the closing price of the underlying shares on the valuation date and, accordingly, the amount of cash an investor will receive at maturity, if any.

▪	The U.S. federal income tax consequences of an investment in the securities are uncertain. Please read the discussion under “Additional Provisions—Tax considerations” in this document and the discussion under “United States Federal Taxation” in the accompanying product supplement for Jump Securities (together, the “Tax Disclosure Sections”) concerning the U.S. federal income tax consequences of an investment in the securities. If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment, the timing and character of income on the securities might differ significantly from the tax treatment described in the Tax Disclosure Sections. For example, under one possible treatment, the IRS could seek to recharacterize the securities as debt instruments. In that event, U.S. Holders would be required to accrue into income original issue discount on the securities every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the securities as ordinary income. Additionally, as discussed under “United States Federal Taxation—FATCA Legislation” in the accompanying product supplement for Jump Securities, the withholding rules commonly referred to as “FATCA” would apply to the securities if they were recharacterized as debt instruments. The risk that financial instruments providing for buffers, triggers or similar downside protection features, such as the securities, would be recharacterized as debt is greater than the risk of recharacterization for comparable financial instruments that do not have such features. We do not plan to request a ruling from the IRS regarding the tax treatment of the securities, and the IRS or a court may not agree with the tax treatment described in the Tax Disclosure Sections.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments, the issues presented by this notice and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

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iShares® U.S. Real Estate ETF Overview

The iShares® U.S. Real Estate ETF

The iShares® U.S. Real Estate ETF is an exchange-traded fund managed by iShares®, a registered investment company. iShares® consists of numerous separate investment portfolios, including the iShares® U.S. Real Estate ETF. BlackRock Fund Advisors is the investment adviser to the Fund. The Fund seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the real estate sector of the U.S. equity market, as represented by the Dow Jones U.S. Real Estate IndexSM. Shares of the Fund trade on NYSE Arca, Inc. under the ticker symbol “IYR.” The Fund is registered as part of the iShares® Trust, a registered investment company. Information provided to or filed with the Commission by iShares® pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to Commission file numbers 333-92935 and 811-09729, respectively, through the Commission’s website at www.sec.gov. In addition, information may be obtained from other publicly available sources. Neither the issuer nor the agent makes any representation that such publicly available information regarding the iShares® U.S. Real Estate ETF is accurate or complete.

Information as of market close on June 1, 2017:

Bloomberg Ticker Symbol:	IYR UP	52 Week High (on 8/1/2016):	$85.69
Current Share Price:	$79.16	52 Week Low (on 11/10/2016):	$72.87
52 Weeks Ago:	$78.30

The following graph sets forth the daily closing values of the underlying shares for the period from January 1, 2012 through June 1, 2017. The related table sets forth the published high and low closing prices, as well as the end-of-quarter closing prices, of the underlying shares for each quarter in the same period. The closing price of the underlying shares on June 1, 2017 was $79.16. We obtained the information in the table and graph below from Bloomberg Financial Markets, without independent verification. The historical closing prices of the underlying shares should not be taken as an indication of future performance, and no assurance can be given as to the closing price of the underlying shares on the valuation date.

Shares of the iShares® U.S. Real Estate ETF Daily Closing Prices, January 1, 2012 to June 1, 2017

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iShares® U.S. Real Estate ETF (CUSIP: 464287739)	High ($)	Low ($)	Period End ($)
2012
First Quarter	62.57	56.52	62.29
Second Quarter	64.47	59.25	63.97
Third Quarter	67.80	64.07	64.39
Fourth Quarter	65.42	61.15	64.72
2013
First Quarter	69.48	65.66	69.48
Second Quarter	75.54	63.55	66.39
Third Quarter	69.42	60.92	63.76
Fourth Quarter	68.18	62.01	63.09
2014
First Quarter	69.24	62.98	67.67
Second Quarter	72.90	67.52	71.79
Third Quarter	74.82	68.88	69.20
Fourth Quarter	79.01	69.14	76.84
2015
First Quarter	83.14	76.42	79.32
Second Quarter	80.64	71.30	71.30
Third Quarter	76.58	68.69	70.95
Fourth Quarter	77.03	71.28	75.11
2016
First Quarter	77.86	66.28	77.86
Second Quarter	82.30	75.83	82.30
Third Quarter	85.69	78.83	80.64
Fourth Quarter	79.18	72.87	76.94
2017
First Quarter	80.73	76.13	78.49
Second Quarter (through June 1, 2017)	80.98	77.43	79.16

This document relates only to the securities referenced hereby and does not relate to the underlying shares. We have derived all disclosures contained in this document regarding the iShares® Trust from the publicly available documents described above. In connection with the offering of the securities, neither we nor the Agent has participated in the preparation of such documents or made any due diligence inquiry with respect to the iShares® Trust. Neither we nor the Agent makes any representation that such publicly available documents or any other publicly available information regarding the iShares® Trust is accurate or complete. Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described above) that would affect the trading price of the underlying shares (and therefore the price of the underlying shares at the time we priced the securities) have been publicly disclosed. Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning the iShares® Trust could affect the value received at maturity with respect to the securities and therefore the value of the securities.

Neither we nor any of our affiliates makes any representation to you as to the performance of the underlying shares.

We and/or our affiliates may presently or from time to time engage in business with the iShares® Trust. In the course of such business, we and/or our affiliates may acquire non-public information with respect to the iShares® Trust, and neither we nor any of our affiliates undertakes to disclose any such information to you. In addition, one or more of our affiliates may publish research reports with respect to the underlying shares. The statements in the preceding two sentences are not intended to affect the rights of investors in the securities under the securities laws. As a purchaser of the securities, you should undertake an independent investigation of the iShares® Trust as in your judgment is appropriate to make an informed decision with respect to an investment linked to the underlying shares.

iShares® is a registered trademark of BlackRock Institutional Trust Company, N.A. (“BTC”). The securities are not sponsored, endorsed, sold, or promoted by BTC. BTC makes no representations or warranties to the owners of the securities or any member of the public regarding the advisability of investing in the securities. BTC has no obligation or liability in connection with the operation, marketing, trading or sale of the securities.

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The Dow Jones U.S. Real Estate IndexSM. The Dow Jones U.S. Real Estate IndexSM attempts to measure the performance of the real estate sector of the United States equity market and primarily includes companies in the REITS industry, as well as companies in the real estate holding and development industry. REITS are passive investment vehicles that invest primarily in income-producing real estate or real estate related loans and interests. The Dow Jones U.S. Real Estate IndexSM is sponsored by S&P Dow Jones Indices LLC, an organization independent of the iShares® U.S. Real Estate ETF and BlackRock Fund Advisors. S&P Dow Jones Indices LLC determines the relative weightings of the securities in the Dow Jones U.S. Real Estate IndexSM and publishes information regarding the market value of the Dow Jones U.S. Real Estate IndexSM.

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Additional Information About the Securities

Please read this information in conjunction with the summary terms on the front cover of this document.

Additional provisions:
Postponement of maturity date:	If, due to a market disruption event or otherwise, the valuation date is postponed so that it falls less than two business days prior to the scheduled maturity date, the maturity date will be postponed to the second business day following the valuation date as postponed.
Additional information related to calculating the final share price:

If a market disruption event occurs with respect to the underlying shares, the calculation agent may determine the final share price in accordance with the procedures set forth in the product supplement for Jump Securities. You should refer to the section “Description of Securities—General Terms of Securities —Some Definitions––share closing price” in the product supplement for Jump Securities for more information.

If the underlying shares are subject to a stock split or reverse stock split, the calculation agent may make the antidilution adjustments in accordance with the procedures set forth in the product supplement for Jump Securities. You should refer to the section “Description of Securities—Antidilution Adjustments for Securities linked to Exchange-Traded Funds” in the product supplement for Jump Securities for more information.

If no closing price of the underlying shares is available on the valuation date through discontinuance or liquidation of the Fund, the calculation agent may determine the final share price in accordance with the procedures set forth in the product supplement for Jump Securities. You should refer to the section “Description of Securities—Discontinuance of Any ETF Shares and/or Share Underlying Index; Alteration of Method of Calculation” in the product supplement for Jump Securities for more information.

Share underlying index:	The Dow Jones U.S. Real Estate IndexSM
Denominations:	$1,000 per security and integral multiples thereof
Minimum ticketing size:	$1,000 / 1 security
Tax considerations:	Although there is uncertainty regarding the U.S. federal income tax consequences of an investment in the securities due to the lack of governing authority, in the opinion of our counsel, Davis Polk & Wardwell LLP, under current law, and based on current market conditions, a security should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.

Assuming this treatment of the securities is respected and subject to the discussion in “United States Federal Taxation” in the accompanying product supplement for Jump Securities, the following U.S. federal income tax consequences should result based on current law:

▪ A U.S. Holder should not be required to recognize taxable income over the term of the securities prior to settlement, other than pursuant to a sale or exchange.

▪  Upon sale, exchange or settlement of the securities, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the securities.  Such gain or loss should be long-term capital gain or loss if the investor has held the securities for more than one year, and short-term capital gain or loss otherwise.

In 2007, the U.S. Treasury Department and the Internal Revenue Service (the “IRS”) released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

As discussed in the accompanying product supplement for Jump Securities, Section 871(m) of the Internal Revenue Code of 1986, as amended, and Treasury regulations promulgated

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thereunder (“Section 871(m)”) generally impose a 30% (or a lower applicable treaty rate) withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities (each, an “Underlying Security”). Subject to certain exceptions, Section 871(m) generally applies to securities that substantially replicate the economic performance of one or more Underlying Securities, as determined based on tests set forth in the applicable Treasury regulations (a “Specified Security”). However, the regulations exempt securities issued before January 1, 2018 that do not have a delta of one with respect to any Underlying Security. Based on our determination that the securities do not have a delta of one with respect to any Underlying Security, our counsel is of the opinion that the securities should not be Specified Securities and, therefore, should not be subject to Section 871(m).

Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. If withholding is required, we will not be required to pay any additional amounts with respect to the amounts so withheld. You should consult your tax adviser regarding the potential application of Section 871(m) to the securities.

Both U.S. and non-U.S. investors considering an investment in the securities should read the discussion under “Risk Factors” in this document and the discussion under “United States Federal Taxation” in the accompanying product supplement for Jump Securities and consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments, the issues presented by the aforementioned notice and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

The discussion in the preceding paragraphs under “Tax considerations” and the discussion contained in the section entitled “United States Federal Taxation” in the accompanying product supplement for Jump Securities, insofar as they purport to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitute the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of an investment in the securities.

Trustee:	The Bank of New York Mellon
Calculation agent:	MS & Co.
Use of proceeds and hedging:

The proceeds from the sale of the securities will be used by us for general corporate purposes. We will receive, in aggregate, $1,000 per security issued, because, when we enter into hedging transactions in order to meet our obligations under the securities, our hedging counterparty will reimburse the cost of the Agent’s commissions. The costs of the securities borne by you and described on page 3 above comprise the Agent’s commissions and the cost of issuing, structuring and hedging the securities.

On or prior to the pricing date, we hedged our anticipated exposure in connection with the securities by entering into hedging transactions with our affiliates and/or third party dealers. We expect our hedging counterparties to have taken positions in the underlying shares and in futures and options contracts on the underlying shares and component stocks of the share underlying index. Such purchase activity could have increased the closing price of the underlying shares on the pricing date, and therefore could have increased the trigger level, which is the level at or above which the underlying shares must close on the valuation date so that investors do not suffer a significant loss on their initial investment in the securities. In addition, through our affiliates, we are likely to modify our hedge position throughout the term of the securities, including on the valuation date, by purchasing and selling the underlying shares, futures or options contracts on the underlying shares or component stocks of the share underlying index listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities. As a result, these entities may be unwinding or adjusting hedge positions during the term of the securities, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the valuation date approaches. We cannot give any assurance that our hedging activities will not affect the closing price of the underlying shares and, therefore, adversely affect the value of the securities or the payment you will receive at maturity, if any. For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying product supplement for Jump Securities.

Benefit plan investor considerations:	Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the securities. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing

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the Plan.

In addition, we and certain of our affiliates, including MS & Co., may be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”). ERISA Section 406 and Code Section 4975 generally prohibit transactions between Plans and parties in interest or disqualified persons. Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the securities are acquired by or with the assets of a Plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the securities are acquired pursuant to an exemption from the “prohibited transaction” rules. A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the securities. Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers). In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code may provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the Plan involved in the transaction and provided further that the Plan pays no more, and receives no less, than “adequate consideration” in connection with the transaction (the so-called “service provider” exemption). There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving the securities.

Because we may be considered a party in interest with respect to many Plans, the securities may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited. Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the securities will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the securities that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such securities on behalf of or with “plan assets” of any Plan or with any assets of a governmental, non-U.S. or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or Section 4975 of the Code or any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the securities on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief.

The securities are contractual financial instruments. The financial exposure provided by the securities is not a substitute or proxy for, and is not intended as a substitute or proxy for, individualized investment management or advice for the benefit of any purchaser or holder of the securities. The securities have not been designed and will not be administered in a manner intended to reflect the individualized needs and objectives of any purchaser or holder of the securities.

Each purchaser or holder of any securities acknowledges and agrees that:

(i)    the purchaser or holder or its fiduciary has made and shall make all investment decisions for the purchaser or holder and the purchaser or holder has not relied and shall not rely in any way upon us or our affiliates to act as a fiduciary or adviser of the purchaser or holder with respect to (A) the design and terms of the securities, (B) the purchaser or holder’s investment in the securities, or (C) the exercise of or failure to exercise any rights we have under or with respect to the securities;

(ii)   we and our affiliates have acted and will act solely for our own account in connection with (A) all transactions relating to the securities and (B) all hedging transactions in

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connection with our obligations under the securities;

(iii)  any and all assets and positions relating to hedging transactions by us or our affiliates are assets and positions of those entities and are not assets and positions held for the benefit of the purchaser or holder;

(iv)  our interests are adverse to the interests of the purchaser or holder; and

(v)   neither we nor any of our affiliates is a fiduciary or adviser of the purchaser or holder in connection with any such assets, positions or transactions, and any information that we or any of our affiliates may provide is not intended to be impartial investment advice.

Each purchaser and holder of the securities has exclusive responsibility for ensuring that its purchase, holding and disposition of the securities do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law. The sale of any securities to any Plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the securities if the account, plan or annuity is for the benefit of an employee of Morgan Stanley or Morgan Stanley Wealth Management or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of the securities by the account, plan or annuity.

Additional considerations:	Client accounts over which Morgan Stanley, Morgan Stanley Wealth Management or any of their respective subsidiaries have investment discretion are not permitted to purchase the securities, either directly or indirectly.
Supplemental information regarding plan of distribution; conflicts of interest:

Selected dealers, which may include our affiliates, and their financial advisors will collectively receive from the agent a fixed sales commission of $2.50 for each security they sell.

MS & Co. is an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley and it and other affiliates of ours expect to make a profit by selling, structuring and, when applicable, hedging the securities.

MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account. See "Plan of Distribution (Conflicts of Interest)" and “Use of Proceeds and Hedging” in the accompanying product supplement for Jump Securities.

Validity of the securities:	In the opinion of Davis Polk & Wardwell LLP, as special counsel to MSFL and Morgan Stanley, when the securities offered by this pricing supplement have been executed and issued by MSFL, authenticated by the trustee pursuant to the MSFL Senior Debt Indenture (as defined in the accompanying prospectus) and delivered against payment as contemplated herein, such securities will be valid and binding obligations of MSFL and the related guarantee will be a valid and binding obligation of Morgan Stanley, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to (i) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above and (ii) any provision of the MSFL Senior Debt Indenture that purports to avoid the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law by limiting the amount of Morgan Stanley’s obligation under the related guarantee. This opinion is given as of the date hereof and is limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the Delaware Limited Liability Company Act. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the MSFL Senior Debt Indenture and its authentication of the securities and the validity, binding nature and enforceability of the MSFL Senior Debt Indenture with respect to the trustee, all as stated in the letter of such counsel dated February 16, 2016, which is Exhibit 5-a to Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 filed by Morgan Stanley on February 16, 2016.
Contact:	Morgan Stanley Wealth Management clients may contact their local Morgan Stanley branch office or Morgan Stanley’s principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776). All other clients may contact their local brokerage representative. Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.
Where you can find more	Morgan Stanley and MSFL have filed a registration statement (including a prospectus, as

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information:

supplemented by the product supplement for Jump Securities) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates. You should read the prospectus in that registration statement, the product supplement for Jump Securities and any other documents relating to this offering that Morgan Stanley and MSFL have filed with the SEC for more complete information about Morgan Stanley, MSFL and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at.www.sec.gov. Alternatively, Morgan Stanley or MSFL will arrange to send you the product supplement for Jump Securities and prospectus if you so request by calling toll-free 800-584-6837.

You may access these documents on the SEC web site at.www.sec.gov.as follows:

Product Supplement for Jump Securities dated February 29, 2016

Prospectus dated February 16, 2016

Terms used but not defined in this document are defined in the product supplement for Jump Securities or in the prospectus.

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